Exhibit 10.1

Monmouth Real Estate Investment Corporation
Change in Control Severance Plan

Effective January 1, 2021

1. General Eligibility. Each employee who is employed on a full-time basis by Monmouth Real Estate Investment Corporation (the “Company”), and who is not subject to an employment agreement with the Company providing for severance, (a “Participant”) shall be eligible to participate in this Change in Control Severance Plan (the “Plan”).

2. Severance. In the event Participant’s employment with the Company is terminated without Cause within twelve months following a Change in Control (a “Qualifying Termination”), and subject to Section 4, Participant shall receive a severance payment equal to two (2) times his or her annual base salary as in effect immediately prior to the effective date of the Change in Control (the “Severance Payment”).

For purposes of this Plan, “Cause” shall mean any of the following: (i) Participant’s continued failure to satisfactorily perform his or her duties to the Company (other than as a result of his or her total or partial incapacity due to physical or mental illness); (ii) any willful act or omission by Participant constituting dishonesty, fraud or other malfeasance against the Company; (iii) Participant’s commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or (iv) Participant’s breach of any of the material policies of the Company including without limitation being under the influence of illicit drugs or alcohol at work or on the Company’s premises.

For purposes of this Plan, “Change in Control” shall have the meaning defined in the Company’s Amended and Restated 2007 Incentive Award Plan, as amended from time to time, and any successor Plan, whichever is operative as of the date of determination hereunder.

3. COBRA. If Participant has experienced a Qualifying Termination and timely elects continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for themselves, their spouse and their eligible dependents, if applicable, in addition to the Severance Payment and subject to Section 4, the Company will also pay or reimburse Participant for all premiums required for such COBRA continuation coverage for so long as Participant remains eligible for such coverage under COBRA or until Participant obtains other health care coverage, if earlier. In the event it is not possible to provide COBRA coverage on a subsidized basis, as described in this Section 3, the Company shall pay to Participant a lump sum equal to the value of such subsidy, as determined in the reasonable discretion of the Company, assuming that the Participant remained eligible for 18 months of COBRA coverage.

4. Payment and Other Terms.

(a) The receipt of the Severance Payment and any COBRA benefits under Section 3 will be subject to Participant signing (or, in the event of Participant’s death, his or her estate or beneficiaries signing) and not revoking (within any period permitted under applicable law) an agreement containing a general release of all claims against, together with a customary non-disparagement covenant relating to, the Company and its affiliates in a form acceptable to the Company, within 50 days following the effective date of Participant’s Qualifying Termination (the “Release Agreement”).

(b) To be eligible for benefits under this Plan, the Qualifying Termination must also constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”)

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(c) The Severance Payment shall be made, subject to Participant signing and not revoking the Release Agreement referenced in Section 4(a), in a lump-sum within 60 days following the effective date of Participant’s Qualifying Termination.

(d) The Company shall be entitled to withhold or cause to be withheld from any amounts to be paid under this Plan to a Participant any federal, state, or local withholding or other taxes or amounts that it is from time to time required or permitted to withhold.

5. Effect on Other Arrangements. This Plan supersedes each prior plan, guideline, practice or agreement with the Company relating to severance benefits for Participants eligible for such coverage, whether formal or informal, or written or unwritten, except as required under applicable law or such Participant’s written employment agreement; provided, that payments under applicable law or any employment agreement or other similar agreement shall be reduced by the amount of severance payments and benefits, if any, payable under this Plan.

6. At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

7. Administration, Duration and Amendments. This Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or a sub-committee thereof, whose determinations, exercise of discretion and interpretation of this Plan shall be final and binding. Following a Change in Control, this Plan shall be administered by a committee of the Board comprised of Incumbent Directors (as defined in the defined in the Company’s Amended and Restated 2007 Incentive Award Plan). The Company reserves the right to amend or terminate all or any part of this Plan at any time, by action of the Company’s Board of Directors, Compensation Committee or such officer(s) who are so authorized, in its, his or her discretion, provided, however, that no such amendment or termination shall impair the then existing rights of a Participant with regards to the Plan, including but not limited to the rights of any Participant who actually ceased employment with the Company as a result of a Qualifying Termination.

8. No Implied Employment Rights. The Plan shall not be deemed to give any Participant or other person any right to be retained in the employ of the Company or its affiliates or to interfere with the right of the Company or its affiliates to discharge any Participant or other person at any time and for any reason.

9. Governing Law. The Plan shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof or of any other jurisdiction.

10. Section 409A. Notwithstanding any provision herein to the contrary, if Participant is deemed by the Company at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of his or her benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of Separation from Service with the Company or (ii) the date of death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Participant (or Participant’s estate or beneficiaries), and any remaining payments due under this Plan shall be paid as otherwise provided herein. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Participant under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (a) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section.

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